Exhibit 99.1
LAND O’LAKES, INC.
NEWS RELEASE
For more information contact:

Lydia Botham	651-481-2123
David Karpinski	651-481-2360
Land O’Lakes Reports
Improved Second-Quarter and Year-to-Date Sales and Earnings
Year-to-date net sales of $6.6 billion ... net earnings of $164 million
July 29, 2008 (Arden Hills, Minn.) ... Land O’Lakes, Inc. today reported net sales of $3.3 billion and net earnings of $102.8 million for the second quarter, as compared to $2.0 billion and $79.5 million for the second quarter of 2007. The company also reported year-to-date net sales of $6.6 billion and net earnings of $164.1 million, as compared to $4.2 billion and $132.1 million, respectively, one year ago.
Land O’Lakes CEO Chris Policinski said the company’s solid first-half financial results were achieved despite significant challenges in terms of market volatility; increased energy, transportation and ingredient costs; and the impact of economic uncertainty on consumer purchasing decisions.
“Our positive first-half results, in this challenging environment, reflect a combination of strong markets, good performance in key branded, proprietary product lines, an ongoing commitment to best-cost discipline and the diligent efforts of a dedicated leadership team and workforce,” Policinski said.
Land O’Lakes year-to-date net earnings are up 24 percent. However, net earnings reported for 2007 included a second-quarter $21.2-million net gain on the sale of Cheese and Protein International, a west coast cheese and whey processing facility. Factoring out that gain, net earnings would be up 76 percent for the quarter and 48 percent year to date.
Land O’Lakes net sales are up 57 percent over the first half of 2007. Company officials noted, however, that as a result of the late 2007 repositioning of its Agronomy business, first-half 2008 sales included $1.5 billion in crop protection product (CPP) sales that would not have been included in Land O’Lakes financials before the repositioning. If those CPP sales are factored out, year-to-date net sales would be up 21 percent.
Total EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) was $154.0 million for the quarter and $261.4 million year to date, versus $112.4 million and $210.6 million for the same period in 2007.
The company also reports EBITDA on a normalized basis, excluding the effects of unrealized hedging, significant asset sales or impairments, legal settlements, debt extinguishment costs
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Land O’Lakes — 2 of 4
and other special items. Normalized EBITDA for the quarter was $136.7 million, compared to $82.2 million for the second quarter of 2007. Year-to-date normalized EBITDA was $272.1 million, versus $183.8 million for the first half of 2007. The company increased its guidance for full-year (2008) normalized EBITDA to $410 million, up from prior guidance of $345 million.
Commenting on the balance sheet, the company reported an improved Long-Term-Debt to Capital ratio (35.1 percent versus 37.6 percent as of June 30, 2007) and strong liquidity ($704 million in cash-on-hand and unused borrowing authority).
During the second quarter, the company established a $7.5 million reserve for a potential environmental liability related to past involvement in the Hudson oil refinery in Cushing, Oklahoma. Because the reserve is related to historical costs of a business the company is no longer involved with, this charge has been excluded from normalized EBITDA.
Dairy Foods
In Dairy Foods, Land O’Lakes reported second-quarter sales of $1.0 billion and $44.8 million in pretax earnings for the quarter, as compared to second-quarter sales of $993 million and $59.1 million in pretax earnings one year ago. Land O’Lakes Dairy Foods year-to-date sales stand at $2.09 billion, versus $1.87 billion for the first two quarters of 2007. The company reported $39.7 million in pretax earnings in Dairy Foods through June, versus $79.5 million in pretax earnings for the first two quarters of 2007. Notably, second quarter and year-to-date 2007 pretax earnings included the $28.5-million pretax gain on the CPI sale.
Company officials noted that 2008 performance has been affected by early-year inventory devaluations related to commodity market volatility and the impact of higher prices and economic uncertainty on consumer purchasing decisions (particularly in relation to product mix). These factors were offset by the strength of the Land O’Lakes brand; targeted marketing; and strong plant (manufacturing) operating performance.
Volumes in Dairy Foods are mixed with overall value-added volume down slightly (1%).
Feed
The Feed division reported $926 million in sales and $20.9 million in pretax earnings for the second quarter, versus $704 million in sales and $1.2 million in pretax earnings for the second quarter of 2007. Feed reported $1.87 billion in sales year-to-date, and $30.0 million in pretax earnings, up from $1.45 billion in sales and $5.5 million in pretax earnings through the first two quarters of 2007.
Factors driving Feed performance included the maintenance of volumes in a challenging market, effective cost control and supply chain management efforts, brand strength and the delivery of a market-responsive product mix. Volumes were stable, year-over-year, with livestock feed volume flat versus the first half of 2007, lifestyle feed volume up 1%, feed ingredients up 16% and milk replacers down 7%.
Layers/Eggs
The company participates in the layers/shell eggs industry through Moark LLC, a wholly owned subsidiary. For the second quarter, the company recorded $139 million in sales and $11.0 million in pretax earnings in eggs, compared to $111 million in sales and $2.7 million in

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Land O’Lakes — 3 of 4
pretax earnings for the same quarter in 2007. First-half sales in eggs totaled $320 million, compared to $231 million for the first-half of 2007. Pretax earnings through June are $43.3 million, up from $6.9 million for the first half of 2007.
Strong markets contributed to the improved earnings in this segment, with eggs prices over the first six months averaging $1.43 per dozen, versus $1.01 per dozen through June of 2007. These improved prices were partially offset by increased feed and energy costs. Also contributing to first-half performance were improved volume in higher-margin branded and specialty eggs (up 20%) and a continued focus on cost control. Company officials reported some softening of egg prices in the second quarter, which they said was expected.
Overall egg volume was down 7 percent for the six months ended June 30, 2008, compared to the same period in the prior year.
Seed
For the second quarter, the Seed division reported sales of $248 million and pretax earnings of $11.8 million, as compared to sales of $223 million and pretax earnings of $10.3 million for the second quarter of 2007. For the first half, the company reported $875 million in sales and $54.8 million in pretax earnings, versus $659 million in sales and $44.3 million in pretax earnings one year ago.
From a volume perspective, corn was up 9 percent, soybeans were up 30 percent and alfalfa was down 5 percent. Seed’s continued growth was driven by an ongoing focus on the delivery of the best genetics and traits, the leveraging of “expertise” through the company’s “expert seller” and Answer Plot™ programs, and the strength of the company’s seed/crop production products business alignment (under the WinField Solutions™ marketing identity).
Agronomy/Crop Protection Products
Second-quarter Agronomy earnings totaled $37.1 million, as compared to $12.8 million for the second quarter of 2007. Year-to-date, Agronomy operations are reporting $26.3 million in pretax earnings, versus $11.2 million one year ago.
Year-over-year comparisons of Agronomy performance are difficult, due to the late 2007 restructuring of the company’s investment in this segment — which formerly was comprised primarily of a 50-percent ownership position in the Agriliance (crop nutrients and crop protection products) joint venture. In that restructuring, the Agriliance wholesale crop nutrients business was transferred to joint venture partner CHS Inc., while the Agriliance crop protection products business was transferred to Land O’Lakes, where it operates under the WinField Solutions™ marketing identity. As a result, first-quarter results reflect a significantly different business structure. Crop protection product sales through June were $1.5 billion. While the restructuring precludes year-over-year comparisons, Agronomy (CPP) is having a strong year, driven in part by increased demand as high commodity prices spur producers to optimize yields, strong margins and effective inventory management.
Conference Call
The national food and agricultural cooperative will discuss these results in a conference call scheduled for 1:00 p.m., Eastern Daylight Time, July 29, 2008. The dial-in numbers are: USA –

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Land O’Lakes – Page 4 of 4
1-800-895-0198; International – 1-785-424-1053. The Conference ID is LANDOLAKES. A replay of the conference call will be available through August 5, 2008, at: USA – 1-800-677-7320; International – 1-402-220-0666.
Land O’Lakes, Inc. (www.landolakesinc.com) is a national, farmer-owned food and agricultural cooperative with annual sales of approximately $11 billion. Land O’Lakes is a Fortune 300 company which does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, and crop protection products) and services. Land O’Lakes also provides agricultural assistance and technical training in more than 25 developing nations.

Attachments: Financial Statements

LAND O’LAKES, INC.
Consolidated Balance Sheets
($ in thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$140,337	$116,839
Receivables, net	1,282,870	1,006,707
Inventories	1,169,062	964,515
Prepaid expenses	92,277	856,033
Other current assets	137,979	76,178

Total current assets	2,822,525	3,020,272

Investments	336,223	303,978
Property, plant and equipment, net	591,433	551,752
Goodwill, net	314,489	318,224
Other intangibles, net	117,895	119,167
Other assets	122,836	118,438

Total assets	$4,305,401	$4,431,831

Liabilities and Equities
Current liabilities:
Notes and short-term obligations	$111,869	$132,170
Current portion of long-term debt	4,584	5,182
Accounts payable	1,572,098	1,150,353
Customer advances	136,366	926,240
Accrued expenses	506,077	337,476
Patronage refunds and other member equities payable	42,070	28,065

Total current liabilities	2,373,064	2,579,486

Long-term debt	605,126	611,602
Employee benefits and other liabilities	210,475	202,400
Minority interests	29,334	6,175
Commitments and contingencies Equities:
Capital stock	1,659	1,701
Member equities	960,920	937,126
Accumulated other comprehensive loss	(62,687)	(61,931)
Retained earnings	187,510	155,272

Total equities	1,087,402	1,032,168

Total liabilities and equities	$4,305,401	$4,431,831

LAND O’LAKES, INC.
Consolidated Statements of Operations
($ in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
		(Restated)		(Restated)
Net sales	$3,327,865	$2,022,016	$6,584,864	$4,204,299
Cost of sales	3,016,377	1,832,600	6,022,669	3,797,333

Gross profit	311,488	189,416	562,195	406,966

Selling, general and administrative	190,109	147,842	357,688	289,853
Restructuring and impairment (reversals) charges	(12)	301	41	1,689
Gain on insurance settlement	—	(5,941)	—	(5,941)

Earnings from operations	121,391	47,214	204,466	121,365

Interest expense, net	15,587	8,894	32,722	23,720
Other (income) expense, net	—	(28,482)	12	(28,296)
Equity in earnings of affiliated companies	(20,456)	(17,781)	(24,558)	(20,996)
Minority interest in earnings of subsidiaries	9,818	330	11,683	586

Earnings before income taxes	116,442	84,253	184,607	146,351
Income tax expense	13,657	4,756	20,539	14,223

Net earnings	$102,785	$79,497	$164,068	$132,128

LAND O’LAKES, INC.
Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2008	2007
		(Restated)
Cash flows from operating activities:
Net earnings	$164,068	$132,128
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	44,114	40,544
Amortization of deferred financing costs	1,052	1,233
Bad debt expense	1,899	736
Proceeds from patronage revolvement received	1,616	3,075
Non-cash patronage income	(3,183)	(1,018)
Insurance recovery — business interruption	—	4,551
Deferred income tax benefit	(25,418)	(39,088)
Increase in other assets	(1,496)	(1,646)
Increase (decrease) in other liabilities	4,937	(4,367)
Restructuring and impairment charges	41	1,689
Gain on divestiture of businesses	—	(28,481)
Loss on sale of investments	12	185
Gain on insurance settlement	—	(5,941)
Equity in earnings of affiliated companies	(24,558)	(20,996)
Dividends from investments in affiliated companies	10,072	24,682
Minority interests	11,683	586
Other	(1,254)	(20)
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	(243,378)	(44,953)
Inventories	(135,059)	(112,676)
Prepaids and other current assets	761,101	319,465
Accounts payable	401,144	253,861
Customer advances	(814,098)	(399,225)
Accrued expenses	169,506	73,120

Net cash provided by operating activities	322,801	197,444

Cash flows from investing activities:
Additions to property, plant and equipment	(69,598)	(43,475)
Acquisitions, net of cash acquired	(9,040)	(58)
Investments in affiliates	(50,860)	(656)
Distributions from investments in affiliated companies	7,865	—
Net proceeds from divestiture of businesses	—	211,851
Proceeds from sale of investments	49	475
Proceeds from sale of property, plant and equipment	3,105	4,430
Change in notes receivable	(11,816)	(18,444)
Other	(651)	(957)

Net cash (used) provided by investing activities	(130,946)	153,166

Cash flows from financing activities:
(Decrease) Increase in short-term debt	(64,778)	3,712
Proceeds from issuance of long-term debt	3,898	6,153
Principal payments on long-term debt and capital lease obligations	(13,349)	(28,798)
Payments for redemption of member equities	(94,032)	(35,265)
Other	(96)	(180)

Net cash used by financing activities	(168,357)	(54,378)

Net increase in cash and cash equivalents	23,498	296,232

Cash and cash equivalents at beginning of the period	116,839	79,707

Cash and cash equivalents at end of the period	$140,337	$375,939

LAND O’LAKES, INC.
EBITDA
($ in thousands)
(Unaudited)

			Twelve
			Months
	Six Months Ended		Ended
	June 30,		June 30,
	2008	2007	2008
Earnings before income taxes	$184,607	$146,351	$240,160
Interest expense, net	32,722	23,720	57,920
Depreciation	38,104	35,034	75,996
Amortization	6,010	5,510	11,714

Total EBITDA	261,443	210,615	385,790

Unrealized hedging loss (gain)	3,133	3,921	(13,644)
Gain on insurance settlement	—	(5,941)	—
(Gain) loss on divestitures	—	(28,481)	8
Loss (gain) on sale of investments	12	185	(8,857)
Restructuring & impairments	41	1,689	2,322
Agronomy repositioning	—	1,800	15,068
Environmental Reserve	7,500	—	7,500
Note receivable reserve & equity investment impairment	—	—	22,001

Normalized EBITDA	$272,129	$183,788	$410,188